Exhibit (g)(8)

Addendum to the Foreign Custody Manager Agreement

Addendum made as of May 22, 2013, to the Foreign Custody Manager Agreement between Waddell & Reed Advisors Funds (the “Trust”) and The Bank of New York Mellon dated March 9, 2012, as amended (the “Custody Agreement”). This Addendum is made by the Trust on behalf of each of its series listed on Annex I of the Foreign Custody Manager Agreement (each, a “Fund,” and collectively, the “Funds”).

From time to time Waddell & Reed Investment Management Company on behalf of one or more of the Funds (“Adviser”), may desire to bid on certain initial public offerings (“IPOs”) or private placements or auctions for the purchase of securities or for the sale (buy back) of securities (collectively, “Bids”) where The Bank of New York Mellon or one of its affiliates, The Bank of New York Mellon SA/NV or The Bank of New York Mellon (Luxembourg) S.A., as applicable (collectively, the “Custodian”), maintains sub-custodian arrangements through which Bids will be submitted. While not within the scope of services provided under the Custody Agreement, the undersigned wish to request the Custodian’s assistance with respect to the Bid process in those markets where the Funds can only subscribe to Bids via a local bank. Therefore, the undersigned hereby agree that the Adviser’s instructions to the Custodian to subscribe to Bids on a Fund’s behalf will be subject to the terms and conditions set forth in the Custody Agreement, as modified by the terms of this Addendum.

The Adviser understands and agrees that it is responsible for ensuring that all its Bid-related instructions comply with all applicable local regulations, including, but not limited to, any investment limits and any restrictions or regulations applicable to foreign financial institutions.

The Adviser understands and agrees that its instruction to the Custodian to bid on IPOs or private placements or auctions on a Fund’s behalf will involve payment for the securities being applied for. The Adviser, will take such actions, with the assistance of the Custodian as contemplated herein and in accordance with the Custody Agreement, as are reasonably necessary to ensure that sufficient funds in the correct currency are available by the required date in the correct account in accordance with local issuer and market requirements and practice. The Adviser understands and agrees that, depending on local issuer and market requirements and practice, failure to ensure that sufficient funds in the correct currency are available by the required date in the correct account, may result in either the Bid application being withheld or withdrawn or default funding procedures being automatically implemented without prior notice to the Adviser; however, if the Custodian receives such notice, it will as promptly as practicable under the circumstances provide such notice to the Adviser. Where default funding procedures are implemented, the Adviser understands that it the Funds (or the Adviser as applicable between the Funds and the Adviser, and having no bearing on the Custodian’s rights or remedies), will be solely responsible and liable for all reasonable costs and any losses relating to the default funding, any additional funding arrangements that the Adviser may have already made or is required to make and for any additional arrangements the Adviser may further need to make to remedy or correct the funding position with respect to a Fund, including but not limited to any foreign exchange differences; provided, however, that the implementation of such default funding procedures is not the result of the gross negligence or wilful misconduct by the Custodian. The Adviser understands that payment may include payment of the full subscription amount for shares being subscribed to upon subscription or to having cash blocked upon subscription, prior to the closing subscription date or shares allocation date. The Adviser understands and agrees that its instruction to bid for buy backs on a Fund’s behalf will involve ensuring the securities subject to the buy back are available for sale, unencumbered and free of any lien and that the receipt of funds resulting from the sale will be credited in the currency received from the issuer or market in accordance with the terms of the buy back and local issuer and market practice.

The Adviser authorises and instructs the Custodian or its sub-custodian to complete certain applications or make certain representations to which the Adviser will be obligated based on its standing instructions. Further, the Adviser agrees that the Custodian or its sub-custodian will (i) not interpret bidding or buy back or other rules and (ii) submit such necessary Bid applications, instructions and directions and any other materials in its capacity as the Adviser’s agent, subject to the terms of the Custody Agreement. The Adviser will arrange for reimbursement to the Custodian by the applicable Fund(s) for any reasonable costs incurred in connection therewith. In the event of any errors or omissions by the Custodian or its sub-custodian in the performance of a Bids submission and absent fraud, gross negligence or willful misconduct by the Custodian or its sub-custodian, the Adviser’s sole and exclusive remedy and the sole liability of the Custodian or its sub-custodian, shall be limited to re-performance of the Bids submission, if practicable, at no cost to the Adviser or the Fund(s).

This Addendum is applicable to those markets identified and agreed to in writing by the Adviser and the Custodian.

IN WITNESS WHEREOF, the Adviser, on behalf of the Funds listed in Annex I of the Foreign Custody Manager Agreement, and the Custodian have caused this Addendum to be executed by their respective officers, thereunto duly authorized, as of the day and year first above written.

WADDELL & REED INVESTMENT MANAGEMENT COMPANY

By:	/s/ Henry J. Herrmann
Name:	Henry J. Herrmann
Title:	President

THE BANK OF NEW YORK MELLON

By:	/s/ Terence Farrell
Name:	Terence Farrell
Title:	Managing Director